250 Glen Street Glens Falls, NY 12801
NASDAQ® Symbol: "AROW" Website: arrowfinancial.com Media Contact: Rachael Murray Tel: (518) 415-4313

FOR IMMEDIATE RELEASE

Arrow Approves 2023 Stock Repurchase Program

GLENS FALLS, N.Y. (October 27, 2022) -- The Board of Directors of Arrow Financial Corporation (NasdaqGS® - AROW) on October 26, 2022, approved a new stock repurchase program authorizing the repurchase, at the discretion of senior management, of up to $5 million of the Company’s common stock for the 2023 calendar year in open market or negotiated transactions. This new repurchase program will replace the prior $5 million repurchase program authorized on October 27, 2021, which expires December 31, 2022. Through September 30, 2022, the Company had repurchased approximately $2.46 million of Company common stock under the 2022 program.
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Arrow Financial Corporation (NasdaqGS® - AROW) is a multi-bank holding company headquartered in Glens Falls, New York, serving the financial needs of northeastern New York. The Company is the parent of Glens Falls National Bank and Trust Company and Saratoga National Bank and Trust Company. Other subsidiaries include North Country Investment Advisers, Inc., and Upstate Agency, LLC, specializing in property and casualty insurance and group health and employee benefits.

The information in this document may contain statements based on management’s beliefs, assumptions, expectations, estimates and projections about the future. Such "forward-looking statements," as defined in Section 21E of the Securities Exchange Act of 1934, as amended, involve a degree of uncertainty and attendant risk. Actual outcomes and results may differ, explicitly or by implication. We are not obliged to revise or update these statements to reflect unanticipated events. This document should be read in conjunction with Arrow’s Annual Report on Form 10-K for the year ended December 31, 2021 and other filings with the Securities and Exchange Commission.

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